Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-221614 and 333-211475 on Form S-3 and Registration Statement Nos. 333-65406, 333-125259, and 333-159855 on Form S-8 of our reports dated February 21, 2019, relating to the consolidated financial statements and financial statement schedules of IDACORP, Inc., and the effectiveness of IDACORP, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of IDACORP, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Boise, Idaho
February 21, 2019